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                                                                   EXHIBIT 10.21



March 3, 2000


FloNetwork Inc.
260 King Street East
Toronto, Ontario, Canada
M5A 1K3

Gentlemen:

This letter will confirm our understanding that SG Cowen Securities Corporation ("SG Cowen") has been engaged to act as financial advisor to FloNetwork Inc. (the "Company"), in connection with the Company's general financial strategy and planning.

1.    FINANCIAL ADVISORY SERVICES
      In its capacity as financial advisor and at the Company's request, SG Cowen will provide the Company with general financial advice and assistance.

2.    TERM
      SG Cowen's engagement shall terminate twelve (12) months from the date of this Agreement, unless extended in writing by SG Cowen and the Company. Either SG Cowen or the Company may terminate this Agreement at any time on 10 days prior written notice. A "Residual Period" shall extend for twelve
      (12) months from the date of termination or expiration of this Agreement. Within 15 days of the termination or expiration of this Agreement, SG Cowen shall provide the Company with a written list of SG Cowen Parties as defined below.

      Nothing contained in this Agreement will require the Company to accept the terms of any proposal or to negotiate with any person. The Company has the right in its sole discretion to reject any Transaction regardless of the terms proposed.

3.    FEES


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FloNetwork Inc.
March 3, 2000
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      The Company agrees to pay SG Cowen as compensation for its services under this engagement the following cash fees net of any value-added taxes paid or payable hereunder:

      a. RETAINER FEE. A non-refundable Retainer Fee of U.S. $50,000 shall be payable upon execution of this Agreement. The Retainer Fee shall be credited against any Transaction Fees or Break-Up Fees payable as described below.

      b. TRANSACTION FEE. If a Transaction is consummated, or a definitive agreement with respect to the Transaction is executed, during the term of this Agreement or if during the Residual Period with a party that SG Cowen had contacted or with whom it had had discussions on behalf of the Company in connection with a Transaction with the prior approval of the Company (a "SG Cowen Party"), SG Cowen shall be paid a Transaction Fee, payable in U.S. dollars, at the closing of the Transaction equal to:

          (i.) for Transactions that close prior to the effectiveness of the registration statement filed with the Securities and Exchange Commission in connection with the initial public offering of the Company's common stock (the "Effective Time"), six tenth of one percent (0.6%) of amount of aggregate consideration (as defined below) up to U.S. $300 million, plus one percent (1.0%) of amount of aggregate consideration in excess of U.S. $300 million; or

          (ii.) for Transactions that close after the Effective Time, one percent (1.0%) of the amount of aggregate consideration.

          For an Acquisition Transaction, SG Cowen shall only be entitled to the Transaction Fee if SG Cowen provides services in connection therewith at the request of the Company (it being understood that the Company shall be entitled to retain any investment banker or no investment banker to provide services to it in connection with an Acquisition Transaction).


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FloNetwork Inc.
March 3, 2000
Page 3


          If the Company enters into discussions during the Residual Period for a Transaction which SG Cowen would be entitled to a Transaction Fee SG Cowen shall provide the services contemplated hereby in connection with such Transaction, if the Company requests such services and provides sufficient and reasonable notice to SG Cowen.

      c. BREAK-UP FEE. If, following or in connection with the termination, abandonment or failure to occur of any proposed Transaction (as to which SG Cowen would otherwise have been entitled to fees hereunder), and during the term of this Agreement or during the Residual Period, the Company is entitled to receive a break-up, termination, "topping," expense reimbursement or similar fee or payment (including, without limitation, any judgment for damages or amount in settlement of any dispute as a result of such termination, abandonment or failure to occur), the Company shall pay SG Cowen a cash fee, payable promptly following the Company's receipt of such fee, payment, judgment or amount, equal to 25% of the aggregate amount of all fees, payments, judgments or amounts received.

      Unless otherwise specified in this Agreement, compensation which is payable to SG Cowen pursuant to this Agreement shall be paid by the Company to SG Cowen at the closing of a Transaction, except that compensation attributable to that part of the aggregate consideration which is contingent upon the occurrence of some future event shall be paid by the Company to SG Cowen at the receipt of such aggregate consideration.

      In the event the Transaction involves less than all of the voting securities or assets of the Company or Target (as defined herein), as the case may be, but 50% or more of such securities or assets, aggregate consideration shall be calculated as if all such securities or assets were being acquired, and in any event the Transaction shall be deemed consummated upon the acquisition of a majority of the securities or assets to be acquired pursuant to such Transaction.

4.    OUT-OF-POCKET EXPENSES


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FloNetwork Inc.
March 3, 2000
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      The Company shall, upon request, reimburse SG Cowen for travel and all other reasonable out-of-pocket expenses (including the reasonable fees and disbursements of SG Cowen's counsel, if any) incurred in connection with the engagement; provided that in no event shall such expenses exceed $25,000 without the Company's prior written consent, which consent shall not be unreasonably withheld.

5.    CERTAIN DEFINITIONS

      TRANSACTION. A "Transaction" shall mean an "Acquisition Transaction" and/or a "Sale Transaction."

      An "Acquisition Transaction" shall mean one or a series of transactions whereby, directly or indirectly, control of or a material interest in an entity (the "Target") or any of its businesses or assets are transferred to or combined with the Company or any person or one or more persons formed by or affiliated with the Company (collectively, an "Acquisition Affiliate"), including, without limitation, a disposition or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buyout, or the formation of a joint venture or partnership or any similar transaction.

      A "Sale Transaction" shall mean one or a series of transactions whereby, directly or indirectly, control of or a material interest in the Company or any of its businesses or assets are transferred to or combined with that of any person or one or more persons formed by or affiliated with such person (collectively, the "Purchaser"), including, without limitation, a disposition or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buyout, or the formation of a joint venture or partnership or any similar transaction.

      AGGREGATE CONSIDERATION. For purposes hereof, the term "aggregate consideration" means the total amount of cash and the fair market value (on the date of payment) of all other consideration paid or payable (including amounts paid into escrow) by (i) (in the case of an Acquisition Transaction) an Acquisition Affiliate or any other person to the Target or


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FloNetwork Inc.
March 3, 2000
Page 5


      its securityholders in connection with the Transaction (or any related transaction), including amounts paid or payable in respect of convertible securities, warrants, stock appreciation rights, options or similar rights, whether or not vested, plus the principal amount of all indebtedness for borrowed money as set forth in the most recent consolidated balance sheet of the Target prior to consummation of the Transaction or, in the case of a purchase of assets, all indebtedness for borrowed money assumed by the Acquisition Affiliate or any other person and/or (ii) (in the case of a Sale Transaction) a Purchaser or any other person to the Company or its securityholders in connection with the Transaction (or any related transaction), including amounts paid or payable in respect of convertible securities, warrants, stock appreciation rights, options or similar rights, whether or not vested, plus the principal amount of all indebtedness for borrowed money as set forth in the most recent consolidated balance sheet of the Company prior to consummation of the Transaction or, in the case of a sale of assets, all indebtedness for borrowed money assumed by the Purchaser or any other person.

      Aggregate consideration shall also include (A) (in the case of an Acquisition Transaction) the aggregate amount of any dividends or other distributions declared by the Target after the date hereof, other than normal quarterly cash dividends, and, in the case of a sale of assets, the net value of any current assets not sold by the Target and (B) (in the case of a Sale Transaction) the aggregate amount of any dividends or other distributions declared by the Company after the date hereof, other than normal quarterly cash dividends, and, in the case of a sale of assets, the net value of any current assets not sold by the Company.

      The fair market value of any securities (whether debt or equity) or other property shall be determined as follows:

      a. the value of securities that are freely tradable in an established public market will be determined on the basis of the average closing market prices on the fifteen trading days prior to the closing of the Transaction; and


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FloNetwork Inc.
March 3, 2000
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      b.  the value of securities that are not freely tradable or have no established public market, and the value of aggregate consideration that consists of other property, shall be the fair market value as determined in good faith by SG Cowen and the Company.

6.    INFORMATION
      The Company will furnish, or cause to be furnished, to SG Cowen (and will request that any potential Target and Purchaser furnish SG Cowen) such information as SG Cowen reasonably believes appropriate to its engagement hereunder (all such information, the "Information"), and the Company represents that all such Information furnished by it will be accurate and complete in all material respects at the time furnished. The Company will notify SG Cowen promptly after becoming aware of it of any change that may be material in such Information.

      It is understood that SG Cowen will be entitled to rely on and use the Information and other information that is publicly available without independent verification, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such Information or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

      SG Cowen will assume that all financial forecasts have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company's or the potential Target's or Purchaser's management as to the expected future financial performance of the Company or any potential Target or Purchaser.

7.    DISCLOSURE
      The Company acknowledges that all advice given by SG Cowen in connection with its engagement hereunder is for the benefit and use of the Board of Directors of the Company in considering the Transaction. The Company agrees that no such advice shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to SG Cowen be made by or on behalf of the Company, in each


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FloNetwork Inc.
March 3, 2000
Page 7


      case without SG Cowen's prior written consent, which consent shall not be unreasonably withheld except as may be required to comply with law.

      SG Cowen shall not make any representation or deliver any material to any person without the prior consent of the Company.

8.    NO THIRD PARTY BENEFICIARIES
      The Company acknowledges and agrees that SG Cowen has been retained to act as financial advisor to the Company, and not as an advisor to or agent of any other person, and that the Company's engagement of SG Cowen is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against SG Cowen or its affiliates, or their respective directors, officers, employees or agents.

9.    INDEPENDENT CONTRACTOR
      SG Cowen shall act as an independent contractor under this Agreement, and any duties arising out of its engagement shall be owed solely to the Company.

10.   INDEMNIFICATION
      The Company and SG Cowen agree to the provisions with respect to the Company's indemnity of SG Cowen and other matters set forth in Schedule I, the terms of which are incorporated herein in their entirety.

11.   PUBLICITY
      The Company acknowledges that upon completion of a Transaction, SG Cowen may, at its own expense, place an announcement in such newspapers and periodicals as it may choose, stating that SG Cowen has acted as financial advisor to the Company in connection with such Transaction.

12.   AMENDMENTS AND SUCCESSORS
      This Agreement may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the Company and SG Cowen. The provisions of


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FloNetwork Inc.
March 3, 2000
Page 8


      this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and SG Cowen.

13.   ENTIRE AGREEMENT
      This Agreement constitutes the entire agreement between SG Cowen and the Company, and supersedes any prior agreements and understandings, with respect to the subject matter of this Agreement. The Company acknowledges that the execution of this Agreement or any act of SG Cowen under this Agreement does not constitute a commitment by SG Cowen or any of its affiliates to provide any type of financing or to purchase any type of securities.

14.   NO BROKERS
      The Company acknowledges and agrees that there are no brokers, agents, representatives or other parties that have an interest in compensation paid or payable to SG Cowen hereunder.

15.   TERMINATION & EXPIRATION
      Upon termination or expiration, this Agreement shall have no further force or effect, except that the provisions concerning the Company's obligations to SG Cowen and certain related persons provided in Schedule I, the Company's obligation to pay SG Cowen fees and expenses as described in this Agreement, the status of SG Cowen as an independent contractor, the limitation on to whom SG Cowen shall owe any duties, governing law, choice of forum, successors and assigns, and waiver of the right to trial by jury shall survive any such termination or expiration of this Agreement.

16.   GOVERNING LAW AND JURISDICTION
      This letter and any claim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly (including any claim concerning advice provided pursuant to this Agreement), shall be governed by and construed in accordance with the laws of the State of New York. Any rights to trial by jury with respect to any claim or proceeding related to, or arising out of, this agreement are waived by SG Cowen and the Company.

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FloNetwork Inc.
March 3, 2000
Page 9


We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding Agreement.

Very truly yours,


SG COWEN SECURITIES CORPORATION




By:      /s/ Georges Azzam
         -------------------------------
         Georges Azzam
         Managing Director




Agreed as of the date hereof

FLONETWORK INC.




By:      /s/ Eric Goodwin
         -------------------------------
Name:
Title:



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                                   SCHEDULE I

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         The Company agrees to indemnify SG Cowen, each controlling person and each of their respective directors, officers, employees, agents, affiliates and representatives (each of the foregoing, an "Indemnified Party") and hold each of them harmless against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, "Liabilities") to which the Indemnified Parties may become subject arising in any manner out of or in connection with the letter agreement to which this Schedule I is attached (the "Letter Agreement"), unless it is finally judicially determined that the Liabilities resulted primarily from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees to reimburse each Indemnified Party immediately upon request for all expenses (including attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any commenced or threatened action, claim, proceeding or investigation (including, without limitation, usual and customary per diem compensation for any Indemnified Party's involvement in discovery proceedings or testimony), in connection with or as a result of either SG Cowen's engagement or any matter referred to in the Letter Agreement whether or not SG Cowen is a party to such proceeding. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its securityholders or creditors related to or arising out of the engagement of SG Cowen pursuant to, or the performance by SG Cowen of the services contemplated by, the Letter Agreement, unless it is finally judicially determined that such liability resulted primarily from the gross negligence or willful misconduct of SG Cowen. The Company and SG Cowen will promptly notify the other party in writing of the assertion against it or any other person of any claim or the commencement of any action, proceeding or investigation relating to or arising out of any matter referred to in the Letter Agreement, including an Indemnified Party's services thereunder; provided that SG Cowen's failure to notify will not affect the Indemnified Parties' right to indemnification except to the extent the Company is materially prejudiced thereby.

         If any such claim, action, proceeding or investigation shall be brought against an Indemnified Party, and SG Cowen shall notify the Company, the Company shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to SG Cowen. After notice from the Company to SG Cowen of its election to assume the defense of such claim, action, proceeding or investigation, the Company shall not be liable to the Indemnified Party under the indemnification provisions of the Letter Agreement for any legal or other expenses subsequently incurred by the Indemnified Parties in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Indemnified Parties shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Parties, unless (i) the employment of such counsel has been specifically authorized in writing by the Company, (ii) the Company has failed to assume the defense and employ counsel as required above, or (iii) the named parties to any such action (including any impleaded


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parties) include both (a) the Indemnified Parties and (b) the Company, and the
Indemnified Parties shall have reasonably determined that the defenses available to them are not available to the Company and/or may not be consistent with the best interests of the Company or the Indemnified Parties (in which case the Company shall not have the right to assume the defense of such action on behalf of the Indemnified Parties); it being understood, however, that the Company shall not, in connection with any one such action or separate, substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Indemnified Parties, which firm shall be designated in writing by SG Cowen.

         The Company agrees that, without an Indemnified Party's prior written consent, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any commenced or threatened claim, action, proceeding or investigation in respect of which indemnification could be sought under the indemnification provisions of the Letter Agreement (whether or not SG Cowen or any other Indemnified Party is an actual or potential party to such claim, action, proceeding or investigation) unless (a) such settlement, compromise or consent includes an unconditional release of SG Cowen and each Indemnified Party from all liability arising from such claim, action, proceeding or investigation, and (b) the parties to the settlement, compromise or consent agree that the terms of such settlement, compromise or consent shall remain confidential to the extent permitted by law.

         The Company and SG Cowen agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is for any reason unavailable or insufficient to hold it harmless (except by reason of the gross negligence or willful misconduct of an Indemnified Party) then, whether or not SG Cowen is the person entitled to indemnification or reimbursement, the Company and SG Cowen shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and SG Cowen on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by SG Cowen exceed the fees actually received by SG Cowen under the Letter Agreement. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and any Indemnified Party of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate cash consideration and value of securities or any other property payable, exchangeable or transferable (or contemplated to be payable, exchangeable or transferable) in such transaction bears to the fees paid or payable to SG Cowen under the Letter Agreement.

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